EXHIBIT 10.2

                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (the "AGREEMENT") is entered into and effective as of January 28, 2005 (the "EFFECTIVE DATE"), between ACACIA GLOBAL ACQUISITION CORPORATION, a Delaware corporation, and its successors or assignees ("CLIENT"), and CASCADES VENTURES, INC., an Illinois corporation (the "CONSULTANT").

                                    RECITALS

         A. Pursuant to a Membership Interest Purchase Agreement ("PURCHASE AGREEMENT") dated as of even date herewith between Client and Global Patent Holdings, LLC ("PATENT HOLDINGS"), Patent Holdings is selling all of the outstanding membership interests of the Acquired Companies (as defined below) to Client (the "TRANSACTION").

         B. Consultant is a newly formed corporation, organized for the sole purpose of providing the Client with certain consulting services, as more fully described below.

         C. Anthony O. Brown ("BROWN") is the sole shareholder, officer and director of Consultant and, immediately prior to the Effective Date, was a member, manager and an equity holder of Patent Holdings.

                                    AGREEMENT

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Consultant and Client (each, a "PARTY") hereby agree as follows:

1. DEFINITIONS. As used in this Agreement:

         1.1 "ACACIA" means Acacia Research Corporation, a Delaware corporation.

         1.2 "ACTG STOCK" means the common stock of Acacia, 0.001 par value.

         1.3 "ACQUIRED COMPANIES" means the entities listed on SCHEDULE 1 to this Agreement.

         1.4 "BANKRUPTCY EVENT" means, with respect to Acacia, any of the following unless the same is dismissed, voided, nullified or discharged within ninety (90) days of commencement appointment or entry: (a) the filing of an application by Acacia for, or Acacia's consent to, the appointment of a trustee, receiver, or custodian of Acacia's assets; (b) the entry of an order for relief with respect to Acacia in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (c) the making by Acacia of a general assignment for the benefit of creditors; (d) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of Acacia; or (e) the commencement of any proceedings seeking liquidation, reorganization or other relief with respect to Acacia under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced.

         1.5 "CASH" means, at any time, any coin or currency of the United
States.

         1.6 "CASH EQUIVALENTS" means (a) the following types of property, all with an original maximum maturity of 60 days: (i) interest bearing savings deposits, certificates of deposit and banker's acceptances of banks having a short-term rating in one of the two highest ratings categories by any nationally recognized credit rating agency; (ii) commercial paper having a short-term rating in one of the two highest ratings categories by any nationally recognized credit rating agency, other than commercial paper issued by any bank holding company; and (iii) United States Treasury bills; and (b) amounts on deposit in demand deposit accounts with nationally recognized banking institutions having a short-term rating in one of the two highest ratings categories by any nationally recognized credit rating agency.

         1.7 "CONFIDENTIAL INFORMATION" means any non-public information (whether or not in written form and whether or not expressly designated as confidential) relating directly or indirectly to the Client, Acacia, any of the Acquired Companies or any of the Client's or Acacia's other subsidiaries or relating directly or indirectly to the business, operations, financial affairs, performance, assets, technology, processes, products, contracts, customers, licensees, sublicensees, suppliers, personnel, consultants or plans of the Client, Acacia, any of the Acquired Companies or any of the Client's or Acacia's other subsidiaries (including any such information consisting of or otherwise relating to trade secrets, know-how, technology, inventions, prototypes, designs, drawings, sketches, processes, license or sublicense arrangements, formulae, proposals, research and development activities, customer lists or preferences, pricing lists, referral sources, marketing or sales techniques or plans, operations manuals, service manuals, financial information, projections, lists of consultants, lists of suppliers or lists of distributors); PROVIDED, HOWEVER, that "Confidential Information" shall not include any information which
(i) is generally known to the public or is made generally available in the public domain (except as a result of the violation of any of its confidentiality obligations by Brown, Consultant or the Seller (as defined in the Purchase Agreement)); (ii) is already in the rightful possession of Brown at the time of disclosure (excluding, however, information relating to the Acquired Companies prior to the date of this Agreement, which information shall be governed by the Noncompetition Agreement), without confidentiality restrictions, by Client or its Affiliates as shown by Brown's files and records immediately prior to the date hereof; (iii) is obtained by Brown from a third party without a breach of such third party's obligations of confidentiality (excluding, however, information relating to the Acquired Companies prior to the date of this Agreement, which information shall be governed by the Noncompetition Agreement).

         1.8 "DAMAGES" means any loss, damage, injury, Liability, claim, settlement, judgment, award, fine, penalty, tax, charge, or cost of investigation.

         1.9 "INTELLECTUAL PROPERTY RIGHTS" shall be as defined in the Purchase Agreement.

         1.10 "LIABILITY" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

         1.11 "NONCOMPETITION AGREEMENT" shall mean the Noncompetition Agreement entered into between Brown and Client, dated as of the date hereof.

         1.12 "PURCHASE AGREEMENT" has the meaning given in Recital A to this Agreement. Unless otherwise specified, capitalized terms used herein shall have the same meaning as in the Purchase Agreement.

         1.13 "WORKING CAPITAL" means all assets of the Client consisting of Cash and Cash Equivalents.

2. ENGAGEMENT

         2.1 SCOPE OF SERVICES. During the term of this Agreement, Consultant shall cause Anthony O. Brown to perform those services requested from time to time by Client and described on Exhibit A hereto (the "SERVICES"), provided that in no event will Consultant be required to perform Services in excess of twelve hundred (1200) hours per year. All Services must be within Anthony O. Brown's area of experience and expertise with the Seller and/or each of the Acquired Companies.

         2.2 PERFORMANCE OF SERVICES. Consultant shall at all times materially comply with all applicable laws in the course of performing the Services. Consultant will have exclusive control over the manner and means of performing the Services including the choice of place and time. For avoidance of doubt, Client may not require relocation of Consultant's offices. The President or Vice President of Client may, in writing, grant Consultant express authority with respect to certain matters.

         2.3 PERSONS PROVIDING SERVICES. The Services shall be provided by approved representatives or such other employees of Consultant who are approved by the Client in writing prior to performing any of the Services, which approval may be withheld for any reason or no reason in Client's sole and absolute discretion. Consultant shall be responsible for a breach of this Agreement by any of its employees. As of the Effective Date, Anthony O. Brown ("BROWN") is the only person approved by Client to perform the Services and Consultant shall cause Anthony O. Brown to perform the Services in accordance with the provisions of this Agreement.

         2.4 ACCESS RULES AND PROCEDURES. While on Client's premises, Consultant agrees to materially comply with Client's then-current access rules and procedures, including those procedures pertaining to safety, security, and confidentiality. Consultant agrees and acknowledges that Consultant has no expectation of privacy with respect to Client's telecommunications, networking, or information processing systems (including stored computer files, email messages, and voice messages) and that the contents of files and messages that are sent to or received by Consultant may be reviewed and disclosed, at any time without notice.

         2.6 TRAVEL. In no event shall Brown be required to travel or be away from his office in excess of 5 consecutive days or in excess of 35 days in the aggregate in any twelve month period. In no event shall Brown be required to travel outside of the United States without his consent.

3. INDEPENDENT CONTRACTOR RELATIONSHIP. Consultant's relation to Client under this Agreement is that of an independent contractor. Nothing in this Agreement is intended or should be construed to create a partnership, joint venture, or employer-employee relationship between Client and Consultant. Neither Consultant nor any employee of Consultant will take any position with respect to or on any tax return or application for benefits, or in any proceeding directly or indirectly involving Client, that is inconsistent with Consultant being an independent contractor (and not an employee) of Client and any such employee of Consultant being an employee of Consultant and not Client. Except as provided in
Section 2.2 above, Consultant is not the agent of Client and is not authorized, and must not represent to any third party that Consultant is authorized, to make any commitment or otherwise act on behalf of Client. Without limiting the generality of the foregoing, Consultant agrees, acknowledges and understands that: (i) no employee providing services under this Agreement shall have the status of an employee of the Client and none of Consultant's employees shall participate in any employee benefit plans or group insurance plans or programs (including, but not limited to salary, bonus or incentive plans, stock option or purchase plans, or plans pertaining to retirement, deferred savings, disability, medical or dental), even if such employees are considered eligible to participate pursuant to the terms such plans; (ii) none of its employees shall participate in any plans, arrangements, or distributions by the Client pertaining to or in connection with any pension, stock, bonus, profit-sharing, or other similar benefit program the Client may have for its employees, regardless of whether Consultant's employees are classified as an employees for any other purpose or are otherwise eligible to participate in such plans; (iii) Consultant is solely responsible for all taxes, withholdings, and other similar statutory obligations relating to Consultant's employees including, without limitation, Workers' Compensation Insurance, Unemployment Insurance, or State Disability Insurance. Consultant shall defend, indemnify and hold Client harmless from any and all claims made by any entity on account of an alleged failure by Consultant to satisfy any such tax or withholding obligations.

4. COMPENSATION

         4.1 FEES. Subject to the terms and conditions of this Agreement, Client will pay Consultant, as sole and complete compensation for all Services provided by Consultant under this Agreement, an aggregate fee of $2,000,000, payable in equal installments at the end of each two-week period (consistent with Client's payroll practices) an amount equal to $38,461.54. Except as otherwise expressly provided in this Agreement, no other fees will be owed by Client under this Agreement.

         4.2 EXPENSES. The Client shall reimburse Consultant for all reasonable expenses incurred in connection with the performance of the Services, including but not limited to, all travel and all out-of-pocket expenses incurred by the Consultant in connection with the performance of its duties hereunder, the rent for Consultant's office space, the salary and health benefits of Consultant's office manager (Emily Brown) and other office expenses including, but not limited to, telephone, copying and courier services. Reimbursable expenses shall be invoiced to the Client on a monthly basis, together with supporting documentation reasonably required by the Client, and the Client shall pay such invoices within thirty (30) days of receipt of invoice. The Client and Consultant agree that (i) the salary and health benefits to be paid by Consultant to an office manager shall be an amount not exceed $57,200 per year (except as otherwise authorized by Client in writing), (ii) the rent to be paid by Consultant for that certain office space located at 500 Skokie Boulevard, Suite 585, Northbrook Illinois 60062, or at any other premises subsequently occupied by Consultant, in an amount not to exceed $2,200.00 per month (subject to adjustment, if any, pursuant to the terms of the lease), (iii) business-class (where available and if not available, first class) airline travel expenses and
(iv) accommodations at first class or business-class hotels are reasonable expenses. Except as expressly provided above, reimbursable expenses shall at no time include any salary or other remuneration or benefits to be paid to Consultant's employees or independent contractors.

         4.3 NO RIGHTS OF SETOFF. Client may not withhold, delay the payment of, or set off against any amount to which Consultant may be entitled under this Agreement, including, but not limited to amounts due to Consultant under Sections 4.1, 4.2, 7.2.1 and 7.3.1: (a) any amounts payable or claimed to be payable from, or any actual or alleged claims, Liability, expenses or causes of action against, any Person, including without limitation Brown, Patent Holdings, the Acquired Companies or any member of Patent Holdings, under the Transaction Agreements or under any theory of law, including, but not limited to, any amounts owed or claimed to be owed by Patent Holdings or the Acquired Companies under Section 6 of the Purchase Agreement or (b) any amount owed or claimed to be owed by Brown under the Noncompetition Agreement entered into with Brown.

         4.4 INTEREST ON PAST DUE AMOUNTS. If Client fails to pay any amount due hereunder on or before the due date, Client shall pay interest on such past due amount at the rate of twelve percent (12%) interest, compounded semi-annually.

5. NO CONFLICTS. Consultant will refrain from any activity, and will not enter into any agreement or make any commitment, that prevents the Consultant from performing the Services. Consultant represents and warrants that Consultant is not subject to any contract or duty that would be breached by Consultant's entering into or performing Consultant's obligations under this Agreement or that is otherwise inconsistent with this Agreement. Consultant will not disclose to Client, will not bring into Client's facilities, and will not induce Client to use any information that Consultant knows is confidential or proprietary information of any third party. Client acknowledges that Consultant and the employees and/or agents of the Consultant shall be engaged in the licensing and enforcement and related activities with respect to the Rozmanith patent.

6. LIMITATION OF LIABILITY.

         6.1 In no event will Client be liable for any consequential, indirect, exemplary, special, punitive or incidental damages arising from or relating to this Agreement. Client's total cumulative liability in connection with this Agreement, whether in contract or tort or otherwise, will not exceed the aggregate amount of Fees and Expenses owed by Client to Consultant for Services performed under this Agreement, plus interest owed on past due amounts under
Section 4.4 plus legal fees owed under Section 10.5.

         6.2 In no event will Consultant be liable for any consequential, indirect, exemplary, special, punitive or incidental damages arising from or relating to this Agreement. Consultant's total cumulative liability in connection with this Agreement, whether in contract or tort or otherwise, will not exceed the aggregate amount of Fees paid by Client to Consultant for Services performed under this Agreement.

7. TERM AND TERMINATION

         7.1 TERM. This Agreement will commence on the Effective Date and will continue in effect until January 28, 2007, unless earlier terminated as provided below.

         7.2 TERMINATION BY CLIENT FOR CAUSE/VOLUNTARY TERMINATION. Client may terminate this Agreement for Cause upon written notice to Consultant. "Cause" for purposes of this Section 7.2 shall be any of the following: (a) material breach by the Consultant of this Agreement (for any reason other than those set forth in Section 7.3), which material breach continues for thirty (30) days after written notice to the Consultant by the Client describing such material breach in reasonable detail; (b)(i) commission by the Consultant of theft or embezzlement of property belonging to the Client or any of its Affiliates or
(ii) conviction or plea of nolo contendere by the Consultant to a crime punishable by imprisonment; or (c) commission of an act by the Consultant in the performance of its duties hereunder constituting willful misconduct that is reasonably likely to materially harm Client and failure to desist from such misconduct within thirty (30) days after written notice describing such misconduct in reasonable detail. The determination of a single arbitrator in accordance with the Commercial Rules of Arbitration of the American Arbitration Association, which determination shall be binding on the parties, shall be necessary in order to establish that there is "Cause" pursuant to clause (a) or
(c) above. Consultant may voluntarily terminate this Agreement at any time and for any reason upon written notice to Client.

                  7.2.1 EFFECTS OF TERMINATION. Subject to Section 7.4.1, upon Termination of this Agreement under this Section 7.2, all rights and duties of the Client and Consultant toward each other shall cease except Client will pay Consultant a lump sum payment, within thirty (30) days after the effective date of termination, equal to any unpaid portion of the consulting fee provided for in Section 4.1 hereof through the date of termination (with pro-rata payments for any partial payroll period to the date of termination) plus any other amounts due to the Consultant hereunder through the date of termination, including all unreimbursed expenses, if any, submitted in accordance with the Client's policies and in accordance with the provisions of this Agreement.

         7.3 AUTOMATIC TERMINATION. Unless waived in writing by Consultant, this Agreement shall automatically terminate immediately upon the occurrence of any of the following events: (a) Client shall fail to pay when due any payment on the due date hereunder and such payment shall not have been made within five (5) days of Company's receipt of Consultant's written notice to Client of such failure to pay; (b) a judgment is entered against Client or Acacia in an amount exceeding one-third of Client's or Acacia's Working Capital on such date; (c) Acacia's Working Capital is less than the product of three multiplied by an amount equal to the sum of (A) the excess of (1) $2,000,000 over (2) all amounts paid by Client to Consultant under Section 4.1 plus (B) all unreimbursed expenses, if any, submitted by Consultant in accordance with the Client's policies and in accordance with the provisions of this Agreement; (d) Client or Acacia is subject to any Bankruptcy Event; (e) the death of Brown; (f) the medically documented physical or psychological inability of Brown to materially perform the Services (which Consultant shall cause Brown to cooperate with Client or Acacia undergoing appropriate physical or mental examination); or (g) material breach by the Client of this Agreement, which material breach continues for thirty (30) days after written notice to the Client by the Consultant describing such material breach in reasonable detail.

                  7.3.1 EFFECTS OF AUTOMATIC TERMINATION. Subject to 7.4.1, upon Termination of this Agreement under this Section 7.3, all rights and duties of the Client and Consultant toward each other shall cease except Client will pay Consultant, within thirty (30) days after the effective date of termination, a lump sum payment equal to the sum of (a) the excess of (i) $2,000,000 over (ii) all amounts paid by Client to Consultant Section 4.1 plus (b) all unreimbursed expenses, if any, submitted in accordance with the Client's policies and in accordance with the provisions of this Agreement.

         7.4 EFFECTS OF TERMINATION GENERALLY.

                  7.4.1 SURVIVAL. Notwithstanding anything in this Agreement to the contrary, the termination or expiration of this Agreement will not affect either Party's liability for any breach of this Agreement such Party may have committed before such expiration or termination and Section 9 will survive the termination or expiration of this Agreement for a period of three (3) years following such expiration or termination.

                  7.4.2 RETURN OF CLIENT PROPERTY. Upon termination of this Agreement and payment by Client of all amounts due to Consultant under this Agreement, Consultant will deliver to Client any and all documents, prototypes, samples, and other materials (including all copies thereof) in Consultant's possession or control that contain, summarize, or disclose any Intellectual Property provided by or on behalf of Client. In addition, upon Client's request and upon any termination or expiration of this Agreement and upon payment of any amounts due Consultant, Consultant will promptly (a) return to Client or, if so directed by Client, destroy all tangible embodiments of the Confidential Information (in every form and medium) in its possession, (b) permanently erase all electronic files containing or summarizing any Confidential Information, and
(c) certify to Client in writing that Consultant has fully complied with the foregoing obligations.

8. INDEMNIFICATION.

         8.1 Client shall hold harmless and indemnify Consultant and Brown from and against, and shall pay, compensate and reimburse the Consultant and Brown for, any Damages (including costs and expenses incurred in the investigation, defense or settlement of any claims against the Consultant or Brown) which are directly or indirectly suffered or incurred by the Consultant or Brown or to which the Consultant or Brown may otherwise become subject at any time (regardless of whether or not such Damages relate to any third party claim) and which arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

                  8.1.1 the performance of the Services, unless as a result of Consultant's gross negligence or willful misconduct; or

                  8.1.2 all Damages relating to or arising in whole or in part from the exercise of Consultant's authority under Section 2.2 hereof.

         8.2 In the event Consultant believes that it shall have become entitled to indemnification pursuant to this Section 8, Consultant shall notify Client by registered mail; provided, however, that Consultant's failure to so notify Client shall not constitute a breach of this Agreement or any of the other Transactional Agreements; provided further, that Client shall not indemnify Consultant (a) for any additional expenses, costs or Damages resulting from Consultant's untimely notice or failure to provide notice pursuant to this
Section 8 or (b) any Damages whatsoever to the extent that Consultant's untimely notice or failure to provide notice pursuant to this Section 8 prejudices Client.

9. CONFIDENTIALITY

         (a) Consultant acknowledges the confidential and proprietary nature of the Confidential Information and agrees (and shall cause Brown to agree) that such Confidential Information shall be kept confidential and shall not be disclosed or used by the Consultant or Brown in any way, except (i) as otherwise expressly permitted by the terms of this Agreement, (ii) as required by law (subject to Section 9(c) below), (iii) with the prior written consent of an authorized representative of Client (each, a "Client Contact"), (iv) as reasonably required by Consultant or Brown to perform the Services under this Agreement or in connection with the licensing and enforcement of only the Rozmanith patent, (v) disclosures to, and use by, individuals bound by law or professional codes of conduct to keep such Confidential Information confidential, including, but not limited to, attorneys and accountants and (vi) to the extent required in connection with tax or accounting reporting purposes.

         (b) Notwithstanding anything contained herein to the contrary, Brown may disclose Confidential Information to the extent such disclosure is either
(i) necessary to enforce Brown's rights under the Transactional Agreements (as defined in the Purchase Agreement) or (ii) necessary as part of a Proceeding in which Brown is named as a defendant (subject to paragraph (c) below).

         (c) If Brown or Consultant becomes compelled in any Proceeding (including any disclosure necessary to enforce Brown's or Consultant's rights under this Agreement) or is requested by any taxing authority to make any disclosure that is prohibited or otherwise constrained by this Section 9, Consultant or Brown shall provide a Client Contact with prompt notice of such compulsion or request so that Client may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section
9. In the absence of a protective order or other remedy, Consultant or Brown, as applicable, may disclose that portion (and only that portion) of the Confidential Information that, based upon advice of the Consultant's counsel, Consultant or Brown, as applicable, is legally compelled to disclose or that has been requested by such taxing authority, provided, however, that Consultant shall, and shall cause Brown to, use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. "Proceeding" shall mean any action, suit, litigation, interference, opposition, arbitration, proceeding

(including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Body or any arbitrator or arbitration panel. "Governmental Body" shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); or (d) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

10. GENERAL PROVISIONS

         10.1 GOVERNING LAW; VENUE. This Agreement is governed by the laws of the State of California without reference to any conflict of laws principles that would require the application of the laws of any other jurisdiction.

         10.2 SEVERABILITY. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

         10.3 NO ASSIGNMENT. This Agreement and Consultant's rights and obligations under this Agreement may not be assigned, delegated, or otherwise transferred, in whole or in part, by operation of law or otherwise, by Consultant without Client's express prior written consent. This Agreement and Client's rights and obligations under this Agreement may not be assigned, delegated, or otherwise transferred, in whole or in part, by operation of law or otherwise, by Client without Consultant's express prior written consent, other than to Acacia or its wholly-owned subsidiaries. Any attempted assignment, delegation, or transfer in violation of the foregoing will be null and void.

         10.4 NOTICES. Each Party must deliver all notices, consents, and approvals required or permitted under this Agreement in writing to the other Party at the address listed on the signature page by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized overnight carrier. Notice will be effective upon receipt or refusal of delivery. Each Party may change such Party's address for receipt of notice by giving notice of such change to the other Party.

         10.5 LEGAL FEES. The prevailing Party in any litigation between the Parties relating to this Agreement will be entitled to recover such Party's reasonable attorneys' fees and court costs, in addition to any other relief that such Party may be awarded.

         10.6 INJUNCTIVE RELIEF. Consultant acknowledges that any breach Section 9 of this Agreement by Consultant would cause irreparable injury to Client for which monetary damages would not be an adequate remedy and, therefore, Client will be entitled to injunctive relief (including specific performance).

         10.7 CONSTRUCTION. Section headings are included in this Agreement merely for convenience of reference; they are not to be considered part of this Agreement or used in the interpretation of this Agreement. When used in this Agreement, "including" means "including without limitation." Unless otherwise specified, whenever Client's or Consultant's consent or approval is required under this Agreement, such party may grant or deny its consent or approval in its sole and absolute discretion. No rule of strict construction will be applied in the interpretation or construction of this Agreement.

         10.8 WAIVER. All waivers must be in writing and signed by the Party to be charged. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

         10.9 ENTIRE AGREEMENT; AMENDMENTS. This Agreement is the final, complete, and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous communications and understandings between the Parties. No modification of or amendment to this Agreement will be effective unless in writing and signed by the Party to be charged.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.



"CLIENT":                                    "CONSULTANT":

ACACIA GLOBAL ACQUISITION CORPORATION,       CASCADES VENTURES, INC.,
a Delaware corporation                       an Illinois corporation

Signed: /S/ Robert A. Berman                 Signed: /S/ Anthony O. Brown
        -----------------------------                ---------------------------
Name: Robert A. Berman                       Name: Anthony O. Brown

Title: Chief Operating Officer               Title: President

500 Newport Drive, Suite 700                 TechSearch, LLC
Newport Beach, CA  92660                     500 Skokie Blvd, Suite 585
Telephone No.: (949) 480-8333                Northbrook, IL 60062
Facsimile: (949) 480-8390                    Telephone No.: (847) 509-0774
                                             Facsimile: (847) 509-1330

                                    EXHIBIT A

                               CONSULTANT SERVICES

1. Consultant shall consult with Client as to the intellectual property matters which, as of the date hereof, relate to patents that are either owned by any of the Acquired Companies or as to which any of the Acquired Companies has rights to license.

2. Consultant shall be available at Client's request, during regular business hours, to respond to questions from Client, to review documents relating to the foregoing patent matters and to meet with Client, its attorneys, the patent owners or inventors.

3. Client and Consultant agree that Consultant will not be required to provide legal services or legal advice to Client and that no consulting services provided by Consultant shall be considered the rendering of legal services or advice.

                                    GUARANTEE

         THIS GUARANTEE is entered into as of this January 28, 2005, by and between Acacia Research Corporation ("Company") and CASCADES VENTURES, INC., an Illinois corporation ("Cascades").

         For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company hereby agrees as follows:

         1. The Company unconditionally, absolutely and irrevocably guarantees to Cascades the timely discharge or satisfaction by Acacia Global Acquisition Corporation ("Global") of Global's obligations ("Obligations") under that certain Consulting Agreement between Global and Cascades dated as of even date herewith ("Consulting Agreement").

         2. The Obligations shall be the immediate, direct and primary obligation of the Company and shall not be contingent upon Global's discharge or satisfaction of the Obligations.

         3. This Guarantee shall continue in favor of Cascades notwithstanding any extension, modification, alteration or assignment of the Consulting Agreement; and that no extension, modification, alteration or assignment of the Consulting Agreement shall release or discharge the Company; and that the obligation of the Company hereunder shall in no way be terminated, affected or impaired by the reason of the failure of Cascades, its successors or assigns, to enforce any terms, covenants, or conditions of the Consulting Agreement or this Guarantee.

         4. The obligations under this Guarantee shall remain in full force and effect and shall be binding on all successors and assigns of the Company and Global and shall continue unchanged without regard to, and shall not be impaired or affected by, nor shall the Company be exonerated or discharged by, any of the following events:

                  (a) insolvency, bankruptcy, reorganization, arrangement, adjustment, composition, or assignment for the benefit of creditors of Global; or

                  (b) any merger, acquisition, consolidation or change in the structure of Global or the Company or any sale, lease, transfer or disposition of any or all of the assets or ownership interests of Global or the Company.

         This Guarantee shall be governed by and construed in accordance with the internal laws of the State of California (without giving effect to principles of conflicts of laws). This Guarantee may be executed in counterparts, all of which together shall be deemed to be one and the same instrument.

                            [SIGNATURES ON NEXT PAGE]

         The parties hereto have caused this Guarantee to be executed and delivered as of the date first written above.

                                            Acacia Research Corporation,
                                            a Delaware corporation


                                            By:  /S/ Robert A. Berman
                                                 -------------------------------
                                                 Name: Robert A. Berman
                                                 Title: Chief Operating Officer


Accepted:

CASCADES VENTURES, INC.,
an Illinois corporation

By: /S/ Anthony O. Brown
    ----------------------------
     Anthony O. Brown

Its: President